Exhibit (a)(4)

FORM OF WRITTEN CONSENT

AND

CERTIFICATE OF AMENDMENT OF

DECLARATION OF TRUST

The undersigned, being a majority of the members of the Board of Trustees of Hansberger Institutional Series, a Massachusetts business trust (the “Trust”), acting pursuant to Article IV, Section 5 of the Trust’s Amended and Restated Agreement and Declaration of Trust, dated July 25, 1996, as amended and restated October 4, 1996, do hereby approve, adopt and consent to the following resolutions:

VOTED: That the Board of Trustees of the Hansberger Institutional Series (the “Trust”) hereby authorizes a change in the name of the Trust to the Hansberger International Series, and

FURTHER VOTED: That the appropriate officers of the Trust are hereby authorized to take any and all actions that are necessary to effectuate such name change as soon as reasonably practicable, including but not limited to the filing of any documents with the Commonwealth of Massachusetts and the U.S. Securities and Exchange Commission.

This Consent, which may be executed in a number of counterparts, shall have the same effect as a vote adopted at a meeting of the Board of Trustees of the Trust.

IN WITNESS WHEREOF, the undersigned have executed this Consent as of the 12th day of April, 2007.

Thomas L. Hansberger	Edward M. Tighe

Kathryn B. McGrath	William F. Waters

Ramon A. Rodriguez